Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) made effective as of Sept 5th 2008 by and between BioMimetic Therapeutics, Inc., a Delaware corporation (the “Company”), and Larry Bullock (the “Executive”).
     In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:
     1. Employment. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company as Chief Financial Officer and to be responsible for the typical management responsibilities expected of an officer holding such position and such other responsibilities customarily pertaining to such office as may be assigned to Executive from time to time by the Chief Executive Officer of the Company, all for the Period of Employment as provided in Section 2 below and upon the terms and conditions provided in the Agreement.
     2. Term. The period of Executive’s employment under this Agreement, will commence on or about Sept 5, 2008, and shall continue through Sept 5, 2011 , , subject to extension or termination as provided in this Agreement (“Period of Employment”).
     3. Duties. During the Period of Employment, the Executive shall devote his full business time, attention and skill to the business and affairs of the Company and its affiliates. The Executive will perform faithfully the duties that may be assigned to him from time to time in accordance herewith by the Chief Executive Officer.
     4. Compensation. For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:
     (a) Base Salary. The Company shall pay the Executive an annual base salary of $237,000.00 (“Base Salary”). Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than twice each month. The Base Salary shall be reviewed each fiscal period and shall be subject to increase according to the policies and practices adopted by the Company from time to time.
     (b) Incentive Compensation Award. The Executive shall also be eligible to receive annual incentive bonuses consisting of cash and/or options to purchase Company common stock consistent with annual incentive awards for other members of the senior management team The payment of such bonuses shall be based on the performance and satisfaction of specific milestones mutually agreed upon by the Chief Executive Officer and the Executive, and shall be further based upon the Executive’s performance as evaluated by the Chief Executive Officer.
     (d) Additional Benefits. The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company or its affiliates and available to similarly situated employees of the Company, including participation in stock option plans. The Executive may participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, sick leave plans, travel or accident insurance and disability insurance. Nothing in this Agreement will preclude the Company or Company affiliates from amending or terminating any of the plans or programs applicable to salaried employees or senior executives as long as the total value of all benefits is not materially decreased. The Executive will be entitled to an annual paid time off, consistent with the Company’s PTO policy and Company holidays as determined by the Company. The Company will provide Executive with sufficient equipment, supplies and resources to accomplish his duties and will purchase and/or reimburse Executive for the cost of maintaining professional memberships.
     5. Business Expenses and Other Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.
     6. Disability.
     (a) In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as any long term disability insurance benefits accruing to the Executive are available. However, in the event the Executive is disabled for a continuous period of three months, or for a total of 90 or more days in any 270-day period, the Company may terminate the employment of the Executive. In this case, normal compensation will cease, except for earned but unpaid Base Salary and his monthly Base Salary as in effect at the time of the termination for a period of up to nine (9) months (follow Paragraph 8 below).
     (b) During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and to the extent reasonable considering the Executive’s disability, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to furnish information and assistance will end.
     (c) The term “disability” will have the same meaning as under any disability insurance provided pursuant to this Agreement or otherwise.

     7. Death. In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary.
     8. Effect of Termination of Employment.
     (a) If the Executive’s employment terminates due to a Without Cause Termination, as defined below, the Company will provide the Executive nine (9) months’ Base Salary as in effect at the time of the termination plus an appropriately prorated amount of the previous year’s cash bonus on the Company’s regular payroll dates, less any amount the Executive receives from another employer. Additionally, the benefits and perquisites described in this Agreement as in effect at the date of termination of employment will be continued for nine (9) months to the extent permissible under the law and consistent with the tax status of such benefit plans. Furthermore, all outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives shall become fully exercisable and vested as of the Date of Termination and shall remain exercisable for their stated terms.
     (b) All Without Cause Termination severance compensation provided for herein shall be expressly conditioned upon the Executive executing an agreement that releases the Company and its officers, directors, employees, stockholders, consultants, affiliates, successors and assigns, from any and all liability, causes of action, suits, damages, claims and demands whatsoever arising from or resulting in any way from the Executive’s employment with the Company or the Company’s operations, including but not limited to any and all contract and tort claims either directly or indirectly arising from or resulting in any way from the Company’s activities leading to or associated with the termination of employment. Notwithstanding the foregoing, this Section 9(b) shall only be enforceable provided that the Company has obtained a similar provision in all outstanding Employment Agreement(s) for Vice President level position(s) within the Company.
     (c) If the Executive’s employment terminates due to Termination for Cause (as defined below), breach of this Agreement by Executive or resignation by Executive, earned but unpaid Base Salary will be paid on a pro-rated basis for the year in which the termination occurs. No other payments will be made or benefits provided by the Company.
     (d) For this Agreement, the following terms have the following meanings:
     (i) “Termination for Cause” means termination of the Executive’s employment by the Company’s Chief Executive Officer or Board of Directors acting in good faith by the Company by written notice to the Executive specifying the event relied upon for such termination, due to the Executive’s willful misconduct with respect to his duties under this Agreement, including but not limited to conviction for a felony or a common law fraud, which has resulted or is likely to result in substantial economic damage to the

Company. Executive will be provided a reasonable opportunity prior to any determination for “Cause”, to present his case before the Board of Directors of the Company with counsel.
     (ii) “Without Cause Termination” means “constructive termination” or actual termination of the Executive’s employment other than due to death, disability, Termination for Cause, or resignation by Executive. Constructive Termination includes, a significant change to job scope or job responsibilities, or a relocation of Company headquarters of more than 50 miles, or failure to renew or extend this contract of employment.
     9. Other Duties of the Executive during and after the Period of Employment.
     (a) The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.
     (b) The Executive recognizes and acknowledges that all non-public information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment and for 36 months thereafter except to the extent reasonably necessary in performance of the duties under this Agreement, or as required by law, give to any person, firm, association, corporation or governmental agency any non-public information concerning the affairs, business, clients, customers or other relationships of the Company. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. All records, memoranda, etc, relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company. Confidential information shall not include information that (i) becomes generally available to the public other than as a result of disclosure by the Executive, (ii) was available to the Executive on a non-confidential basis prior to disclosure to the Executive in connection with his duties to the Company, provided that the source of such information is not known to the Executive to be bound by a confidentiality agreement or other contractual obligation of confidentiality to the Company or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company (or any agent, employee or affiliate of Company) provided such source is not known to the Executive to be bound by a confidentiality agreement or other contractual obligation of confidentiality to the Company.
     (c) During the Period of Employment, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the

Company. During the period of his employment and for a period of 12 months thereafter, the Executive will not directly or indirectly manage, consult or work for, serve as employee, officer, director, consultant, agent or subcontractor for, finance, or own any part of or exercise management control over any business or entity wherein the Executive is directly or indirectly engaged in the development and/or commercialization of a Competitive Product. A “Competitive Product” shall mean any product that contains recombinant platelet-derived growth factor, recombinant insulin-like growth factor, or any recombinant osteoinductive protein, including bone morphogenetic proteins. In addition, during such 12 month period Executive will not engage, directly or indirectly, in any business activity or enterprise which is a “Competitive Activity”. For purposes hereof, “Competitive Activity” means the making of investments in or the provision of capital to any enterprise, or to any person in connection with any enterprise, with respect in which the Company has invested or provided capital or proposed, in writing, to invest or provide capital during the term of the Executive’s employment, or to pursue any similar investment opportunity with any individual or enterprise introduced to the Executive or Company directly in connection with the performance of the Executive’s duties to the Company during the term of his employment, in each case in the area of musculoskeletal tissue regeneration. This restriction shall not apply to any investment opportunity that has been declined by the Company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve month period after termination of the Period of Employment for any reason, the Executive will not solicit to hire any employee of the Company or solicit any employee to leave the employ of the Company.
     (d) The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 9 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 9 without being required to prove damages or furnish any bond or other security.
     (e) The Executive shall not be bound by the provisions of Section 9 in the event of the default by the Company in its obligations under this Agreement that are to be performed upon or after termination of this Agreement.
     (f) For purposes of Section 9, the “Company” shall include any person or entity that, directly or indirectly, controls or is controlled by the Company or is under common control with the Company.

     10. Indemnification; Litigation. The Executive and the Company previously entered into an Indemnification Agreement dated May 12, 2006 (“Indemnification Agreement”) under which the Company has agreed to indemnify the Executive from and against certain liability associated with his providing services as an executive of the Company. The parties hereby reaffirm the Indemnification Agreement, which shall remain effective together with this Employment Agreement. In the event of a conflict between this Agreement and the Indemnification Agreement, the Indemnification Agreement shall supersede this Agreement.
11. Effect of Change in Control.
          (a) In the event there is a Change in Control (as defined below) and within the twelve (12) month period following such event Executive is terminated in a Without Cause Termination, or Executive elects to resign upon written notice to the Company following an event that constitutes Good Reason (as defined below), all outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives shall become fully exercisable and vested as of the Date of Change of Control and shall remain exercisable for their stated terms. Without limiting the foregoing, any Without Cause Termination or resignation for Good Reason that occurs within three (3) months prior to a Change in Control shall be deemed to be made in contemplation of such Change in Control. In addition, the Company shall pay Executive upon such termination or resignation, in exchange for Executive agreeing to not solicit any of the then current customers or employees of the Company all payments due under Section eight (8) above.
     (b) A “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than fifty percent (50%) of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation or entity which is not a wholly-owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), shall acquire more than fifty percent (50%) of the outstanding voting securities of the Company (whether directly, indirectly, beneficially, or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.
     (c) A resignation for “Good Reason” shall be deemed to have occurred if the Executive resigns his employment with the Company after the occurrence of any of the following events, to which the Executive has not expressly consented in writing: (i) a material reduction in the Executive’s Base Salary (other than one applicable to all executive officers); (ii) a material reduction in job duties, authority, responsibilities and requirements inconsistent with the Executive’s position with the Company and the Executive’s prior duties, authority, responsibilities, and requirements or a change in the Executive’s reporting relationship such that Executive is no longer reporting to the CEO; (iii) a relocation of the Executive to a facility or location more than fifty (50) miles from the address of the Company’s headquarters office as of the effective date of this Agreement, or (iv) material breach by the Company of any of the material covenants herein.
     12. Consolidation; Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation that assumes this Agreement and all obligations and undertakings of the company hereunder. Upon such a consolidation, merger or sale of assets, the term “the Company” as used will mean the other corporation and this Agreement shall continue in full force and effect.
     13. Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.
     14. Governing Law. This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.
     15. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:
          (a) If to the Company, to:
     Chief Executive Officer, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, TN 37067, with a copy to:
     c/o Mark Manner, Harwell Howard Hyne Gabbert & Manner, 1800 AmSouth Center, 315 Deaderick Street, Nashville, Tennessee 37238, or at such other address as may have been furnished to the Executive by the Company in writing; or
     (b) If to the Executive, at: 5205 Shaw Ct., Brentwood, TN 37027, or such other address as may have been furnished to the Company by the Executive in writing.

     16. Binding Agreement. This Agreement shall be binding on the parties’ successors, heirs and assigns.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the 30th day of September 2008.

EXECUTIVE
/s/ Larry Bullock
Larry Bullock

BIOMIMETIC THERAPEUTICS, INC.
By:	/s/ Samuel E. Lynch
Samuel E. Lynch
President and Chief Executive Officer